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EXHIBIT 3

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              NU-TECH BIO-MED, INC.


        The undersigned corporation, in order to amend its Certificate of Incorporation, hereby certifies as follows:

      FIRST: The name of the corporation is NU-TECH BIO-MED, INC.

      SECOND: The corporation hereby amends its Certificate of Incorporation as follows:

            The first sentence of Article Fourth of the corporation's Restated Certification is amended to increase the total number of shares of all classes of capital stock which the corporation shall issue to fifty-two million shares; such increase is to be effected by increasing the number of shares of common stock from twelve million shares to fifty million shares and by increasing the number of shares of preferred stock from one million shares to two million shares. The first sentence of said Article Fourth of the Certificate of Incorporation is amended to read as follows:

            FOURTH: "Authorized Capital Stock. The total number of shares of all classes of capital stock which the corporation shall have the authority to issue is fifty-two million (52,000,000) shares, of which fifty million (50,000,000) shares shall be common stock with a par value of one cent ($.01) per share, and of which two million (2,000,000) shares shall be preferred stock with a par value of one cent ($.01) per share."

      THIRD: The amendment effected herein was authorized by the written consent of the holders of a majority of all of the outstanding shares entitled to consent thereto pursuant to Sections 228 and 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the undersigned hereby executes this document and affirms the facts set forth herein are true under penalties of perjury this 17th day of October, 1997.

                        /s/ J. Marvin Feigenbaum
                        ---------------------------------
                        J. Marvin Feigenbaum, President

                        /s/ David Sterling
                        ---------------------------------
                        David Sterling, Secretary



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